SUPPLEMENTARY PROXY INFORMATION

The Annual Meeting of Shareholders of The Zweig Total Return Fund, Inc. was held on May 8, 2001. The meeting was held for the purpose of electing Wendy Luscombe, Alden C. Olson, and Martin E. Zweig as directors and to vote on a proposal to convert the Fund to an open-end investment company. The Fund's other Directors who continue in office are Charles
H. Brunie, Elliot S. Jaffe and James B. Rogers, Jr.

    The results of the above matters
    were as follows:
                                          Votes
    Directors                 Votes For  Against   Withheld  Abstentions
    Wendy Luscombe........    78,904,587    N/A   1,396,585     N/A
    Alden C. Olson........    78,931,860    N/A   1,369,312     N/A
    Martin E. Zweig.......    79,113,356    N/A   1,187,816     N/A

    Proposal to convert to an open-end investment company:

               Votes      Votes    Abstentions/Broker
             Votes For  Against    Withheld        Non-Votes

                7,424,205   36,594,468   ----    36,464,499